Exhibit 99.1

Bakers Footwear Group, Inc.
Excerpts of Statements In Live Broadcast
November 8, 2004
10:00 a.m. EST

On November 8, 2004 at 10:00 a.m. Eastern Time, the registrant held a live conference call that was broadcast via the internet at www.kcsa.com to discuss the financial results of the third quarter of 2004, business developments and future outlook of Bakers Footwear Group, Inc. (BKRS). The following are excerpts of statements made during the live broadcast by Mr. Peter A. Edison, Chairman of the Board and Chief Executive Officer, Ms. Michele Bergerac, President, and Mr. Lawrence J. Spanley, Jr., Treasurer, Secretary and Chief Financial Officer.

Peter Edison said: “The third quarter results presented our toughest challenge to date as a public company. Soft demand [in] traditional back-to-school merchandise combined with general retailing conditions led to results below our expectations even as our long-term strategic initiatives made significant progress. The momentum for low-priced flip flops and athletic shoes during the historically slow summer selling season carried into the month of September, which was only partly offset by sales in dress footwear. Net sales in the third quarter totaled [$]31.6 million versus [$]34.3 million in the fiscal 2003 third quarter, and comp store sales decreased 6 percent. Gross margin in the quarter was 22.5 percent compared to 27 percent in the same period last year. The decline was primarily a result of markdowns and reverse operating leverage from lower sales. Our pre-tax loss for the third quarter was [$]4.4 million versus [$]1.0 million in quarter 3 last year.

“The net loss in the quarter was [$]2.7 million versus a net loss of [$]1 million last year. Results for the 2004 third quarter included a tax benefit of [$]1.6 million related to the taxable loss incurred during the quarter. On a pro forma basis had Bakers Footwear operated as a C-Corp in 2003, the company’s net loss in the 2003 third quarter would have been $640,000. For the first 39 weeks of fiscal 2004, net sales increased slightly to [$]104.8 million from [$]104.5 million last year, and comp store sales increased 3.2 percent. Gross margin also improved to [$]29.5 million or 28.1 percent of sales compared to [$]28.3 million, or 27.1 percent of sales last year.

“The company’s pre-tax loss for the 39-week period was [$]4.3 million versus the pre-tax loss of [$]3.6 million last year. The net loss was [$]1.7 million compared to a net loss of [$]3.6 million in the same period last year. Results for the 39-week period in fiscal 2004 include the tax benefit of [$]1.6 million and a non-recurring gain of approximately [$]1 million from the recognition of deferred tax assets due to the company’s conversion to a C-corporation. On a pro forma basis the company reported a net loss of [$]2.2 million for the first 39 weeks in fiscal 2003.

“Despite the extremely disappointing results of the third quarter our long-term strategic initiatives made substantial progress. We opened the first 8 of 17 new stores scheduled for fiscal 2004 in the third quarter in Los Angeles; Phoenix; Austin, Texas; Arlington, Texas; Tampa; Seattle; Detroit and Columbus, Ohio. The 8 stores average approximately

2,200 square feet and the Columbus and Austin stores represent new markets.... There were no store closings in the third quarter, and the total number of stores as of October 2 was 214, 29 Wild Pair and 185 Bakers. This compares to 216 total stores at the end of the third quarter last year.

“Our remodeled stores also continued to perform very well. We remodeled 8 Bakers stores in our new format in the third quarter. Our remodeled stores featuring a more distinctive contemporary feel have performed approximately 15 percent better than their trend prior to remodeling. We plan to remodel approximately 3 more stores this year for a total of 16 and approximately 20 more next year. Currently, we have 57 total stores operating under our new format. These 57 stores actually recorded a 1.1 percent comp sales increase in the third quarter.... Combined with our new store openings we will have more than half of all of our Bakers stores operating under our new store format by the end of next year.

“The average remodeled store closes temporarily for approximately six to seven weeks. In fact, third quarter results reflect most of the store closing and operating costs associated with the stores remodeled. In addition we incurred most of the costs associated with opening all of our new stores in the third quarter. We’re pleased however that all of these stores, including those scheduled to open or re-open in the fourth quarter, will be open for the upcoming holiday selling season.”

Michele Bergerac said: “Our performance in the third quarter was a result of a difficult back-to-school market, as well as a challenging retail environment. Demand for low price casuals and athletics continued throughout the summer and into the fall, which led to larger than expected clearance sales during the third quarter. The momentum from last spring started to diminish in the month of June, toward the start of a historically slow summer period, and continued into September. Our dress category performed well in third quarter but could not make up for the loss in back to school, and sales in summer sandals were impacted by the continued popularity of flip flops.

“Our branded merchandise during the quarter was led by a variety of popular athletics including Bebe [®], Diesel[®], Guess Sport [®] and Puma [®], but was offset by disappointing sales in closed casuals. Meanwhile Steve Madden [®] and Chinese Laundry [®] continue to be key drivers in our branded dress category. As a result of the increased markdowns taken during the third quarter, our inventory is currently positioned to deliver fresh, high fashion merchandise for our customers at higher average price comps during the critical holiday season. We believe we have the right mix of boots, as fur continues to trend favorably and the right mix of dress footwear with more emphasis on traditional fall colors. We will continue to closely monitor inventory and stay abreast of the latest fashion using our test-and-react merchandise strategy, which remains a key competitive strength for our company.

“In addition to changes in consumer trends, and a retrenchment in the retail sector, which resulted in reduced sales and increased discounting there were a handful of events in the third quarter, which had a negative impact on results. The following factors contributed to the company’s third quarter net loss. First, our flagship Fulton Street store scheduled to be relocated in the spring 2005, was closed ahead of schedule due to the negotiation of favorable exit terms and was temporary relocated nearby. This resulted in a loss on disposition of property and equipment of approximately $180,000. Second, the busy hurricane season lead to lost sales at store locations in Florida, Louisiana, Georgia and Alabama. The hurricanes also led to construction delays for our new store opening in Palm Beach, Florida. And third, we are experiencing port delays for goods arriving from China on the West Coast. Accordingly we have added to the lead-time by moving deliveries up by approximately one week and have utilized air cargo more frequently. We have not changed our sourcing as we anticipate economic pressures overseas to curb, but we continue to monitor the situation closely. In addition to China, Bakers Footwear has excellent sourcing capabilities in Europe and Brazil.

“And finally, Internet sales from our website, bakersshoes.com maintained a steady performance in the third quarter with sales totaling $251,000, up from [$]146,000 in the third quarter last year. For the first 39 weeks of fiscal 2004, Internet sales were $883,000 compared to [$]502,000 in the same period last year. We continue to be pleased with the rising sales from our website and expect this portion of our business to play an increasing complementary role in our overall financial results.”

Larry Spanley said: “In the third quarter, gross margins were adversely affected by lower sales and increased markdowns. Gross margin in the quarter totaled [$]7.1 million or 22.5 percent of sales compared to [$]9.3 million or [27] percent of sales .... in the third quarter. The decline in gross margin percentage breaks down as follows, 2 percent of negative operating leverage from lower sales, one percent from markdowns, one percent from higher freight cost due to the new store openings and remodeled stores in the third quarter, and 0.5 percent from increased occupancy and buying costs. Our operating expenses in the third quarter increased 15.3 percent to $11.3 million. Selling expenses in the quarter increased to 24 percent of sales [from] 20.6 [percent] last year.

“Store payroll was 15.6 percent of sales versus 14.6. Store general expenses were 8.4 [percent] in 2004 compared to 6.0 [percent] in the third quarter last year. General and administrative expenses increased to 11 percent of sales from 8 percent. The remaining operating expenses related to the losses on disposal of property and equipment were .9 [percent] in 2004 compared to .1 [percent] in 2003. The approximate [$]15.5 million raised in the company’s IPO in February allowed the company to pay off debt and reduce interest expenses by 52.7 percent in the third quarter to [$]191,000 from [$]404,000 last year; the [$]191,000 includes interest on our capitalized leases and unused bank line. Our balance sheet as of October 2, 2004, had [$]1.7 million in cash and cash equivalents and no outstanding balance on a $25 million line of credit. Working capital at the end of the third quarter was [$]9.6 million compared to a negative working capital of [$]5.6 million at the end of [the] 2003 third quarter.

“Inventory was [$]17.5 million at the end of the quarter compared to [$]16.9 million last year. Inventory turns remained the same as last year at 2.44. Accounts payable [was] up to approximately [$]8.6 million, with approximately [$]1.8 million attributed to capital expenditures. Total shareholders’ equity was [$]24.3 million at the end of the third quarter compared to a deficit at the end of the third quarter last year. Capital expenditures were [$]3.7 million in the third quarter and we remain on target for CapEx of approximately [$]8 to [$]9 million for the fiscal year. Net cash used in operations in the first 39 weeks of fiscal 2004 was approximately [$]2.1 million compared to a use of cash, or approximately [$]3.1 million in the same period last year.”

Peter Edison said: “As demonstrated in the third quarter, our business is subject to various challenging conditions. We’ll continue to improve the execution of our business plan and focus on providing our customers with the right fashion at the right price. We’re confident we’ve taken the necessary measures this past quarter to reduce our exposure and improve results going forward. Our inventory is well positioned for the holiday season and we look forward to strong contributions from our new and remodeled stores. In order to increase operating leverage across our existing stores and strengthen gross margins, we have now scheduled approximately 25 to 30 new store openings in fiscal 2005 compared to our earlier projection of 30 to 35 new stores. With approximately 20 existing stores scheduled for remodeling next year we remain on track to have more than half of all Bakers stores operating under our new store format by the end of fiscal 2005.

“We feel it’s prudent to maximize performance of our current operations and ensure the seamless integration of new stores to preserve our strong growth rate. Bakers Footwear is committed to strengthening its leadership position in fashion footwear. We believe our discipline and management approach will enhance shareholder value.”

In response to a question regarding inventory per store at the end of September compared to last year, Mr. Edison stated, “As the month of September [ended,] we ended about the same, maybe like a half of percent higher per store.”

In response to a question regarding the impact on third quarter sales of the hurricane season, the temporary relocation of the Fulton Street store and port delays Mr. Edison stated: “We think we lost $300,000 or $400,000 [of sales] to the hurricane[s], which might be one percent of the volume in the third quarter....[T]he Futon Street store might have lost...$400,000 in volume in the quarter. [It is] really hard to...quantify the port delays. We haven’t tried to.”

This document contains forward-looking statements (within the meaning of section 27A of the Securities Act of 1933 and section 21E of the Securities Exchange Act of 1934). The words “believes,” “anticipates,” “plans,” “expects,” “intends,” “estimates” and similar expressions are intended to identify forward-looking statements. You should not place undue reliance on those statements, which speak only as of the date on which they were made. Bakers Footwear has no duty to update such statements. Actual future results, events and circumstances could differ materially from those set forth in these statements due to various factors. Factors that could cause these conditions not to be satisfied include material changes in capital market conditions or in Bakers Footwear’s business, consumer fashion preferences, disruptions in product sourcing, results of operations or financial condition and other risks and uncertainties, including those detailed in Bakers Footwear’s filings with the Securities and Exchange Commission.